Emerald Insurance Update May 19, 2020 Exhibit 99.1 [company logo]

Notes Forward-Looking Statements This document contains certain forward-looking statements regarding Emerald Holding, Inc. (the “Company”), including, without limitation, the Company’s ability to recover proceeds under its current event cancellation insurance policy and the timing and amount of any such insurance recoveries. These statements are based on management’s current expectations as well as estimates and assumptions prepared by management that, although they are believed to be reasonable, are inherently uncertain. These statements involve risks and uncertainties outside of the Company’s control that may cause actual results to differ materially. In particular, statements regarding the potential continuing impact of the pandemic outbreak of COVID-19 on the Company’s business are forward-looking statements. See “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” in the Company’s most recently filed periodic reports on Form 10-K and Form 10-Q and subsequent filings. The Company undertakes no obligation to update or revise any of the forward-looking statements contained herein, whether as a result of new information, future events or otherwise, or with respect to ongoing insurance recovery amounts. Emerald Insurance Update - May 19, 2020 [Company logo] 2

Summary of Emerald’s Event Cancellation Policy and Coverage Insurance Policy Coverage: As previously discussed in recent SEC filings and its first quarter 2020 earnings call, Emerald maintains event cancellation insurance to protect against losses due to the unavoidable cancellation, postponement, relocation and enforced reduced attendance at events. COVID-19 included: Importantly, Emerald is insured for event cancellation caused by the outbreak of communicable diseases, such as COVID-19, when the cancellation arises for reasons within the scope of the policy. Substantial policy limits in each of 2020 and 2021: Covers up to an aggregate limit of $191.1 million in 2020, and $191.4 million in 2021, if losses arise for reasons within the scope of Emerald’s policy. Additional terms: No deductible; policy covers the unavoidable cancellation, postponement, or relocation of an event as well as the impact of enforced reduced attendance. Emerald Insurance Update - May 19, 2020 [Company logo] 3

Update on Emerald’s Event Cancellation Policy and Coverage Calculation of Insurance Coverage; Illustrative Calculation: Emerald’s policy provides coverage for the budgeted amount of gross revenues (less avoided costs but including certain costs relating to the taking of remedial action), for individual events and conferences occurring within a calendar year. An illustrative example of the application of this calculation is provided below. Below is a theorical example of an event with a budget of $10,000 of gross revenue and $5,000 of profit contribution. In this scenario, there are $5,000 of budgeted costs. Prior to cancellation, $3,000 of actual costs were spent and incurred. Therefore, $2,000 of costs were avoided. The illustration also assumes one-time costs for cancellation of contracts of $200. Emerald Insurance Update - May 19, 2020 Therefore, the insurance claim is calculated at $10,000 of budgeted gross revenue, minus the $2,000 of costs avoided, plus $200 of one-time costs. The net amount of this calculation is equal to $8,200, which would be Emerald’s projected insurance claim recovery, to be applied against the $191 million annual policy limit for the calendar year. As the Check in the illustration indicates, this delivers the budgeted $5,000 of profit contribution to Emerald. [company logo] 4

Update on Emerald’s Event Cancellation Policy and Coverage Active Claims Processing Ongoing; Initial Confirmation of Coverage by Insurers Claims Submissions: Emerald is in the process of pursuing claims for each event cancelled to date by circumstances related to the COVID-19 pandemic in 2020. To date, Emerald has submitted claims representing an aggregate of approximately $84.5 million of losses for 17 events cancelled through June 2020. In addition, the Company expects to submit additional claims equal to approximately $4 million for 4 other events cancelled through June 2020. These claims are subject to review and adjustment, but if accepted in their entirety, would cover the lost profit contribution that was budgeted for the cancelled events through June 2020. Confirmation of coverage by insurers. On May 15, 2020, Emerald received confirmation from the insurers that its initial claim submission of $22.5 million for a cancelled event originally scheduled for March 2020, was within the scope of Emerald’s policy. Specifically, the insurers approved an initial prepayment equal to $15 million against the company’s $22.5 million claim submission, pending finalization of claim amounts with approximately 3% of Emerald’s claim submission subject to ongoing claim adjustment review. Insurance claim proceeds will be recorded as Other Income in the Company’s income statement. No assurance on final amount of insurance proceeds. While there is no assurance that the insurance carriers will agree that all of Emerald’s claims through June 2020 are covered under the policy, as discussed previously we believe that all shows that have been cancelled or postponed due to COVID-19 to date should qualify as covered losses with respect to Emerald’s event cancellation insurance given the similarity of facts and circumstances to the initial approved claim. Emerald Insurance Update - May 19, 2020 [company logo] 5

Update on Emerald’s Event Cancellation Policy and Coverage Risks Related to Revenue and Insurance Proceeds: COVID-19 has negatively impacted, and will in the future negatively impact, to an extent we are unable to predict, Emerald’s revenues from our in-person events, which depend on our ability to hold such events and the willingness of exhibitors and attendees to attend such events. While we are generally insured up to applicable policy limits against losses incurred through December 31, 2021 resulting from the unavoidable cancellation, postponement, relocation and enforced reduced attendance at our events due to certain covered circumstances, including the outbreak of communicable disease, and have begun to file claims for our insured losses due to COVID-19, we cannot guarantee success with respect to any particular claim, nor can we predict the timing and aggregate amount of payment of insurance proceeds, if any. In addition, the anticipated level of claim activity as a result of COVID-19 may make it difficult for Emerald to renew or replace its event cancellation insurance for future periods on similar terms, if at all. The impact of COVID-19 could also cause a long-term reduction in the willingness of exhibitors and attendees to travel to our events, which could have a material adverse effect on our business, financial condition, cash flows and results of operations. Emerald Insurance Update - May 19, 2020 [company logo] 6